AMENDMENT TO THE
FUND SUB-ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT dated as of this 22nd day of March, 2007 to the Fund Sub-Administration Servicing Agreement dated as of October 1, 2006, (the “Agreement”) is entered by and between Empiric Advisors, Inc., formerly known as First Austin Capital Management, Inc., a Texas corporation (the “Company”), as advisor for Empiric Funds, Inc. (formerly known as Texas Capital Value Funds, Inc.) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).

Effective January 26, 2007, First Austin Capital Management, Inc. changed its name to Empiric Advisors, Inc. and Texas Capital Value Funds, Inc. changed its name to Empiric Funds, Inc. All references to First Austin Capital Management, Inc. in the Agreement shall be replaced with Empiric Advisors, Inc. All references to Texas Capital Value Funds, Inc. in the Agreement shall be replaced with Empiric Funds, Inc.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

EMPIRIC FUNDS, INC. (F/K/A TEXAS CAPITAL VALUE FUNDS, INC.)	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Mark A. Coffelt	By: /s/ Michael R. McVoy

Name: Mark A Coffelt	Name: Michael R. McVoy

Title: President	Title: Sr. Vice President

EMPIRIC ADVISORS, INC. (F/K/A FIRST AUSTIN CAPITAL MANAGEMENT, INC.)

By: /s/ Mark A. Coffelt

Name: Mark A Coffelt

Title: President